EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Encana Corporation with respect to the statements of net assets available for benefits of the Encana (USA) 401(k) Plan as of December 31, 2012 and 2011, the related statement of changes in net assets available for benefits for the year ended December 31, 2012, and the related supplemental schedule of assets (held at end of year) as of December 31, 2012, which appear in the December 31, 2012 annual report on Form 11-K of the Encana (USA) 401(k) Plan.

/s/ EKS&H LLLP
EKS&H LLLP

May 22, 2013
Denver, Colorado